                                                                     Exhibit 5.1




                                   January 16, 1998


AmTec, Inc.
599 Lexington Avenue, 44th Floor
New York, NY 10022-6030

Gentlemen:

     I have acted as counsel for AmTec, Inc., a Delaware corporation (the "Company"), in connection with the Company's Registration Statement on Form S-3 proposed to be filed with the Securities and Exchange Commission on or about January 16, 1998 (the "Registration Statement").

     The Registration Statement covers the registration of up to 14,158,963 shares of common stock, $0.001 par value per share ("Common Stock"), of the Company (the "Shares"), issuable by the Company upon the conversion of shares of the Company's Series E Convertible Preferred Stock, par value $.001 per share (the "Series E Shares") and upon exercise of certain outstanding warrants to purchase shares of Common Stock (the "Warrants").

     I have reviewed the corporate proceedings of the Company with respect to the issuance of the Series E Shares and the Warrants and the issuance of the Shares upon the conversion and exercise thereof. I have also examined and relied upon originals or copies, certified or otherwise identified or authenticated to my satisfaction, of such agreements, instruments, corporate records, certificates, and other documents as I have deemed necessary or appropriate as a basis for the opinions hereinafter expressed. In my examination, I have assumed the genuineness of all signatures, the conformity to the originals of all documents reviewed by us as copies, the authenticity and completeness of all original documents reviewed by me in original or copy form, and the legal competence of each individual executing any document.

     I further assume that all Shares issued upon the conversion of Series E Shares and the exercise of Warrants will be issued in accordance with the terms of such Series E Shares and Warrants.

     Subject to the limitations set forth below, I have made such examination of law as I have deemed necessary for the purposes of this opinion. This opinion is limited solely to the General Corporation Law of the State of Delaware as applied by courts located in Delaware.

     Based upon and subject to the foregoing, I am of the opinion that the Shares, when issued and delivered upon the conversion of Series E Shares and the exercise of Warrants, in all cases against the payment of the exercise price therefor (if applicable), will be validly issued, fully paid, and non-assessable.

     I hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

                                        Very truly yours,

                                        /s/ James F. O'Brien

                                        James F. O'Brien